Knoll 1235 Water Street

East Greenville, PA 18041

Tel 215 679-7991

Press Release

Knoll Reports First Quarter 2012 Results

EAST GREENVILLE, PA, April 23, 2012 -- Knoll, Inc. (NYSE: KNL) today announced results for the first quarter ended March 31, 2012. Net sales were $196.7 million for the quarter, a decrease of 11.0% from first quarter of 2011. Operating profit for the quarter was $15.5 million, a decrease of 25.8% when compared with $20.9 million in the first quarter of 2011. Net income for the first quarter of 2012 was $7.3 million, a decrease of 20.7% when compared with the first quarter of 2011. Earnings per share was $0.15 for the quarter compared to $0.20 per share in the prior year. During the first quarter of 2012 non-cash charges relating to unrealized foreign exchange losses and the write off of deferred financing fees decreased earnings approximately $0.03 per share.

"As we had expected, the sales decline that we experienced in the first quarter of 2012 was a continuation of the trends that we saw in the fourth quarter of 2011," commented Andrew Cogan, CEO. "Lowered levels of government sales combined with significantly reduced purchases from a single financial services client drove our top-line decline. Outside of these two areas, commercial sales actually grew year over year. We believe that the worst of these declines are now behind us and are encouraged that improving fundamentals in terms of growing service sector employment, improving Architectural Billing data and our own internal indicators are supportive of a more positive back half outlook. Additionally, the integration of our recent Richard Schultz Design and FilzFelt acquisitions, plus the launch of our ReGeneration chair, should help drive growth in the latter half of the year."

First Quarter Results

First quarter 2012 financial results highlights follow:
Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	3/31/12	3/31/11	Change

Net Sales	$196.7	$220.9	(11.0)%
Gross Profit	63.1	68.4	(7.7)%
Operating Expenses	47.6	47.0	1.3%
Restructuring Charges	-	0.5	N/A
Operating Profit	15.5	20.9	(25.8)%
Net Income	7.3	9.2	(20.7)%
Earnings Per Share - Diluted	.15	.20	(25.0)%

Net sales for the quarter were $196.7 million, a decrease of $24.2 million, or 11.0%, from the first quarter of 2011. Net sales for the Office segment were $138.3 million during the first quarter of 2012, a decrease of $23.4 million, or 14.5% when compared with the first quarter of 2011. Net sales for the Studio segment were $33.2 million, a decrease of $2.5 million, or 7.0%, when compared with the first quarter of 2011. Net sales for the Coverings segment were $25.2 million, an increase of $1.7 million, or 7.2%, when compared with the first quarter of 2011.

Gross profit for the first quarter of 2012 was $63.1 million, a decrease of $5.3 million, or 7.7%, when compared with the same period in 2011. First quarter 2012 gross margin (gross profit as a percentage of net sales) increased to 32.1% from 31.0% in the same quarter of 2011. The increase in gross margin from the first quarter of 2011 resulted from previously implemented price increases and favorable customer mix.

Operating expenses for the first quarter of 2012 were $47.6 million, or 24.2% of sales, compared to $47.0 million, or 21.3% of sales, for the first quarter of 2011. The modest increase in operating expenses during the first quarter of 2012 was in large part due to costs associated with growth initiative programs and infrastructure upgrades offset by reduced incentive compensation.

Our operating profit for the first quarter of 2012 was $15.5 million, a decrease of $5.4 million, or 25.8%, when compared to the same period in 2011. Operating profit for the Office segment was $6.9 million in the first quarter of 2012, a decrease of $4.5 million, or 39.5% when compared with the first quarter of 2011. Operating profit for the Studio segment was $4.0 million, a decrease of $1.4 million, or 25.9% when compared with the first quarter of 2011. Operating profit for the Coverings segment was $4.5 million, a decrease of $0.1 million, or 2.2% when compared to the first quarter of 2011.

During the first quarter of 2012, other expense included $1.8 million of realized and unrealized foreign exchange losses, $0.5 million related to the write-off of deferred financing fees, offset by $0.1 million of miscellaneous income. During the first quarter of 2012 we renegotiated a new $450.0 million revolving credit facility which runs through February 2017. Other expense for the first quarter of 2011 included $1.8 million of realized and unrealized foreign exchange losses, $1.0 million of miscellaneous expense related to a negative judicial ruling, offset by $0.5 million of miscellaneous income.

The mix of pretax income and the varying effective tax rates in the countries in which we operate directly affects our consolidated effective tax rate. The effective tax rate was 38.2% for the quarter, as compared to 36.8% for the same period last year.

Net income for the first quarter 2012 was $7.3 million, or $0.15 diluted earnings per share, as compared to $9.2 million, or $0.20 per share, for the same quarter in 2011.

Cash used in operations during the first quarter 2012 was $13.5 million, compared with cash used in operations of $16.8 million the year before. Capital expenditures for the period totaled $3.0 million compared to $2.0 million in the comparable period for 2011. During the first quarter of 2012 the Company borrowed net $16.0 million of debt and paid a quarterly dividend of $4.7 million, or $0.10 per share, compared to a net repayment of debt of $3.0 million and a quarterly dividend of $2.8 million, or $0.06 per share, in the first quarter of 2011.

"Our new $450.0 million all revolver bank facility negotiated this quarter will give us the flexibility we need through 2017 to fund both our growth and improved operational initiatives without worrying about future bank regulatory requirements and a higher interest rate environment," commented Barry L. McCabe, EVP & CFO.

Business Segment Results

The following information categorizes the Company's results into its defined reporting segments.

The Office segment serves corporate, government, healthcare, retail and other customers in the United States and Canada providing a portfolio of office furnishing solutions including systems, seating, storage, tables, desks and KnollExtra ® ergonomic accessories. The Office segment also includes international sales of our North American office products. The Studio segment includes KnollStudio®, Knoll Europe which sells primarily Knoll Studio products, and Richard Schultz® Design. The KnollStudio® portfolio includes a range of lounge seating; side, café and dining chairs; barstools; and conference, dining and occasional tables. The Coverings segment includes, KnollTextiles®, Spinneybeck®, Edelman® Leather, and FilzfeltTM. These businesses serve a wide range of customers offering high quality textiles and leather.

	Three Months Ended March 31,
Net Sales (in millions)	2012	2011

Office	$ 138.3	$ 161.7
Studio	33.2	35.7
Coverings	25.2	23.5

Total Sales	$196.7	$ 220.9

	Three Months Ended March 31,
Operating Profit (in millions)	2012		2011

Office	$ 6.9		$ 11.4
Studio	4.0		5.4
Coverings	4.5		4.6

Total Segment Operating Profit	15.5		21.4

Restructuring Charges	-		(0.5)
Total Operating Profit	$15.5	(1)	$20.9

    Results do not add due to rounding.

Conference Call Information

Knoll will host a conference call on Monday, April 23, 2012 at 10:00 A.M. EST to discuss its financial results.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 866 770-7051

International 617 213-8064

Passcode 10169957

A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.

In addition, an audio replay of the conference call will be available through April 30, 2012 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 38179773).

About Knoll

Knoll is the recipient of the 2011 National Design Award for Corporate and Institutional Achievement from the Smithsonian's Copper-Hewitt, National Design Museum. Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help companies achieve Leadership in Energy and Environmental Design LEED workplace certification. Knoll is the founding sponsor of the World Monuments Fund Modernism at Risk Program.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals, " "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward- looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture, the financial strength and stability of our suppliers, customers and dealers, access to capital, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry L. McCabe

Executive Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David E. Bright

Senior Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)	(Unaudited)

Sales	$196,662	$220,858
Cost of sales	133,609	152,457

Gross profit	63,053	68,401
Selling, general, and administrative expenses	47,601	47,016
Restructuring charges	-	471

Operating income	15,452	20,914
Interest expense	1,506	4,017
Other expense, net	2,200	2,328

Income before income tax expense	11,746	14,569
Income tax expense	4,489	5,367

Net income	$7,257	$9,202
Earnings per share:
Basic	$.16	$.20
Diluted	$.15	$.20
Weighted-average shares outstanding:
Basic	46,496,144	46,160,748
Diluted	47,095,990	46,874,899

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,748	$28,263
Customer receivables, net	114,214	126,078
Inventories	98,383	89,244
Prepaid and other current assets	20,862	21,308

Total current assets	245,207	264,893
Property, plant, and equipment, net	122,270	121,792
Intangible assets, net	301,907	297,250
Other noncurrent assets	6,872	4,156

Total Assets	$676,256	$688,091
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	78,199	83,824
Other current liabilities	72,094	99,304

Total current liabilities	150,293	183,128
Long-term debt	228,000	212,000
Other noncurrent liabilities	127,594	127,540

Total liabilities	505,887	522,668

Stockholders' equity	170,369	165,423

Total Liabilities and Stockholders' Equity	$676,256	$688,091

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)	(Unaudited)

Net income	$7,257	$9,202

Cash Flows used in Operating Activities	(13,520)	(16,848)

Cash Flows used in Investing Activities	(9,167)	(1,970)

Cash Flows provided by (used in) Financing Activities	5,738	(5,201)

Effect of exchange rate changes on cash and cash equivalents	434	1,674

Decrease in cash and cash equivalents	(16,515)	(22,345)

Cash and cash equivalents at beginning of period	28,263	26,935

Cash and cash equivalents at end of period	$11,748	$4,590